UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

EMERSON ELECTRIC CO.

(Exact name of registrant as specified in its charter)

Missouri	43-0259330
(State of incorporation or organization)	(IRS Employer Identification No.)

8000 West Florissant Avenue St. Louis, Missouri	63136
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be so Registered
0.375% Notes due 2024	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement file number to which this form relates: 333-221668 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Emerson Electric Co., a Missouri corporation (the “Company”) has filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended, a prospectus supplement dated May 15, 2019 (the “Prospectus Supplement”) to a prospectus dated November 20, 2017 (the “Prospectus”), contained in the Company’s effective Registration Statement on Form S-3 (File No. 333-221668), which Registration Statement was filed with the SEC on November 20, 2017, relating to the securities to be registered hereunder. The Company incorporates by reference the Prospectus and the Prospectus Supplement to the extent set forth below.

Item 1.	Description of Securities to be Registered.

The securities to be registered hereunder are the Company’s €500,000,000 0.375% Notes due 2024. The information required by this item is incorporated by reference to the information contained in the sections captioned “Description of the Notes” in the Prospectus Supplement and “Description of the Debt Securities” in the Prospectus.

Item 2.	Exhibits.

Exhibit No.	Description of Exhibit

4.1	Indenture, dated as of December 10, 1998, between the Company and Wells Fargo Bank, National Association (as successor to The Bank of New York Mellon Trust Company, N.A., successor to The Bank of New York Mellon (formerly known as The Bank of New York)) (incorporated by reference to Exhibit 4(b) to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 1998).

4.2	Second Supplemental Indenture dated as of May 22, 2019 among the Company and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed May 22, 2019).

4.3	Agency Agreement, dated as of May 22, 2019, by and among the Company, as issuer, Elavon Financial Services DAC, UK Branch, as paying agent, U.S. Bank National Association, as registrar and transfer agent, and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed May 22, 2019).

4.4	0.375% Notes due 2024 (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed May 22, 2019).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

EMERSON ELECTRIC CO.

Date: May 24, 2019	By:	/s/ John A. Sperino
	Name:	John A. Sperino
	Title:	Vice President and Assistant Secretary